Exhibit 10.04

Employment Arrangement

In June 2003, Interwoven, Inc. and Martin Brauns agreed to the terms of Mr. Brauns’ employment as Interwoven, Inc.’s Chairman, President and Chief Executive Officer. Under the agreed upon arrangement, Mr. Brauns will receive an initial annual salary of $350,000 and will be eligible to receive a discretionary bonus that is targeted at $300,000 for 2003. The terms of Mr. Brauns’ February 1998 employment agreement (filed as Exhibit 10.11 to the 2002 Annual Report on Form 10-K), will continue to apply, other than those terms related to equity and equity-related matters and those terms that no longer apply because Interwoven is a public company. Applicable terms include termination benefits.